EXHIBIT 99.1

AMERICAN CLAIMS EVALUATION, INC. ANNOUNCES

SHARE REPURCHASE PLAN

JERICHO, NY, March 19, 2008: American Claims Evaluation, Inc. (Nasdaq:AMCE) (the “Company”) today announced that the Company’s Board of Directors has authorized the repurchase of up to 500,000 shares of its common stock, par value $.01 per share (“Common Stock”), trading on The NASDAQ Capital Market under the symbol “AMCE”, at a purchase price per share below the Common Stock’s net asset value as reported in its then most recently publicly-reported financial statements. The Company intends to appoint a brokerage firm as its agent in executing such transactions.

The Company anticipates that share repurchases will be made from time to time depending upon market conditions. Shares may be repurchased in the open market, through block purchases or through privately negotiated transactions and the Company does not intend to repurchase any shares from directors or officers. The share repurchase plan will not obligate the Company to acquire any specific number of shares and may be discontinued at any time.

The Company intends to fund repurchases with available cash. The share repurchase plan will be in effect through December 31, 2008.

American Claims Evaluation, Inc., through its wholly owned subsidiary, RPM Rehabilitation & Associates, Inc., offers a full range of vocational rehabilitation and disability management services.

For further information contact: Gary J. Knauer, Chief Financial Officer, American Claims Evaluation, Inc., One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.